Exhibit 99.4
October 8, 2010
Mr. E. Joseph Wright
Vice President Operations & Engineering
Concho Resources Inc.
550 West Texas Avenue, Suite 100
Midland, Texas 79701

Re:	Evaluation Summary — SEC Pricing
Marbob Energy Corporation and Its Affiliates Interests
Eddy, Chaves and Lea Counties, New Mexico
Proved Reserves
As of December 31, 2008

Dear Mr. Wright:
     As requested, we are submitting our estimates of proved reserves and our forecasts of the resulting economics attributable to the above captioned interests. It is our understanding that the proved reserves estimated in this report constitute substantially all proved reserves owned by Marbob Energy Corporation and its affiliates (“Marbob”). This evaluation is a rollback of a prior evaluation prepared by Concho Resources with an effective date of July 1, 2010.
     Composite reserve estimates and economic forecasts are summarized below:

				Proved
			Proved	Developed
		Total	Developed	Non-	Proved
		Proved	Producing	Producing	Undeveloped
Net Reserves
Oil/Condensate	- Mbbl	34,645.1	20,878.2	450.6	13,316.4
Gas	- MMcf	146,932.3	113,019.4	1,309.4	32,603.5
Revenue
Oil/Condensate	- M$	1,406,321.3	847,627.6	18,297.3	540,396.6
Gas	- M$	1,043,590.8	800,431.8	9,467.8	233,691.2
Severance Taxes	- M$	205,152.5	137,949.1	2,352.2	64,851.2
Ad Valorem Taxes	- M$	1,915.8	1,285.6	21.8	608.4
Operating Expenses	- M$	641,958.0	501,681.5	2,272.6	138,005.0
Investments	- M$	288,987.7	0.0	2,923.1	286,064.5
Operating Income (BFIT)	- M$	1,311,897.6	1,007,143.3	20,195.5	284,558.7
Discounted at 10.0%	- M$	601,561.1	546,483.3	7,271.6	47,805.9

Mr. E. Joseph Wright
Concho Resources Inc.
October 8, 2010

     In accordance with the Securities and Exchange Commission guidelines, the operating income (BFIT) has been discounted at an annual rate of 10% to determine its “present worth”. The discounted value, “present worth”, shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.
     The year-end Henry Hub spot market gas price of $5.71 per MMBtu and the year-end Plains WTI posted oil price of $41.00 per barrel were used. In accordance with the Securities and Exchange Commission guidelines, the oil and gas prices were held constant. The oil and gas prices were held constant and were adjusted for gravity, heating value, quality, transportation and marketing.
     Operating costs were based on estimates provided by Concho Resources. For non-operated properties, these costs include the overhead expenses allowed under existing joint operating agreements. Drilling and completion costs were based on estimates provided by Concho Resources and reviewed by Cawley, Gillespie & Associates. As per the Securities and Exchange Commission guidelines, neither expenses nor investments were escalated. The cost of plugging and the salvage value of equipment have not been considered.
     The proved reserve classifications conform to criteria of the Securities and Exchange Commission. A combination of methods, including production performance analysis, analogy and volumetric analysis, were employed in estimating the reserves. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.
     The reserve estimates were based on interpretations of factual data furnished by Concho Resources. Ownership interests were supplied by Concho Resources and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. An on-site inspection of these properties has not been made nor have the wells been tested by Cawley, Gillespie & Associates, Inc.
     Cawley, Gillespie & Associates, Inc. is independent with respect to Marbob Energy Corporation and Concho Resources Inc. as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. Neither Cawley, Gillespie & Associates, Inc. nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties.

Mr. E. Joseph Wright
Concho Resources Inc.
October 8, 2010

     Our work-papers and related data are available for inspection and review by authorized parties.

Respectfully submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693